As filed with the Securities and Exchange Commission on April 20, 2006
Registration No. 333-83927

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
SkillSoft Public Limited Company
(Exact Name of Registrant as Specified in Its Charter)

Republic of Ireland (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

107 Northeastern Boulevard Nashua, New Hampshire (Address of Principal Executive Offices)	03062 (Zip Code)
KNOWLEDGE WELL LIMITED
1998 SHARE OPTION PLAN
KNOWLEDGE WELL GROUP LIMITED
1998 SHARE OPTION PLAN
(Full Title of the Plan)
Charles E. Moran
President and Chief Executive Officer
SkillSoft Public Limited Company
107 Northeastern Boulevard
Nashua, New Hampshire 03062
(Name and Address of Agent For Service)
(603) 324-3000
(Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Patrick J. Rondeau, Esq.
WilmerHale
60 State Street
Boston, MA 02109

Explanatory Note:
     This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-83927 (the “Registration Statement”) is being filed to deregister certain Ordinary Shares of SkillSoft Public Limited Company (the “Company”) that were registered pursuant to the Company’s Knowledge Well Limited 1998 Share Option Plan (the “KWL Plan”) and the Company’s Knowledge Well Group Limited 1998 Share Option Plan (the “KWGL Plan”).
     The Registration Statement registered 422,889 (as adjusted for stock splits occurring subsequent to the filing of the Registration Statement) Ordinary Shares issuable under the KWL Plan. An aggregate of 420,531 Ordinary Shares were issued to participants under the KWL Plan. The KWL Plan has been terminated, and no additional shares will be issued thereunder. The Registration Statement is hereby amended to deregister the remaining 2,358 Ordinary Shares reserved for issuance under the KWL Plan that remain unsold.
     The Registration Statement registered 38,756 (as adjusted for stock splits occurring subsequent to the filing of the Registration Statement) Ordinary Shares issuable under the KWGL Plan. An aggregate of 30,250 Ordinary Shares were issued to participants under the KWGL Plan and options to purchase a total of 88 Ordinary Shares remain outstanding. The KWGL Plan has been terminated, and no additional shares will be issued thereunder. The Registration Statement is hereby amended to deregister the remaining 8,418 Ordinary Shares reserved for issuance under the KWGL Plan that remain unsold.
SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire on April 20, 2006.

SKILLSOFT PUBLIC LIMITED COMPANY
/s/ Charles E. Moran
Charles E. Moran
President and Chief Executive Officer